Nicor Gas
                                                                  Form 8-K
                                                                  Exhibit 99.1






FOR IMMEDIATE RELEASE                 FOR MORE INFORMATION
November 28, 2005                     Financial Contact:  Mark Knox, re:N-950
                                                          630 388-2529

                                      Media Contact:      Don Ingle
                                                          630 388-2939

ILLINOIS COMMERCE COMMISSION GRANTS RATE CASE MOTION OF NICOR GAS

Naperville, IL - Nicor Inc. (NYSE: GAS) today announced that on November 22, 2005, the Illinois Commerce Commission (ICC) granted a motion filed by its gas distribution company, Nicor Gas, to adjust its tariffs to comply with the ICC's recent order granting Nicor Gas a base rate increase.

As a result of the ICC's action granting Nicor Gas' motion, Nicor Gas' annual base rates were increased to approximately $54.2 million, compared to the $48.8 million allowed under tariffs previously filed on October 4, 2005. Because the ICC's rate order shifted certain revenues and credits between base rates and the purchase gas adjustment rider, the company estimates that the actual annual net revenue increase will be about $34.7 million under the newly revised tariffs, compared to $29.3 million under the previously filed tariffs.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor's 500 Index. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.
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Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," "ultimate", or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and U.S. Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.
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